UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 19, 2008 (December 19, 2008)

TRIMBLE NAVIGATION LIMITED

(Exact name of registrant as specified in its charter)

California	001-14845	94-2802191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 Stewart Drive Sunnyvale, CA		94085
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Amended and Restated Change in Control Severance Agreement. On December 19, 2008, Trimble Navigation Limited (the “Company”) entered into amended and restated change in control severance agreements with each of Steven W. Berglund, President & CEO, Rajat Bahri, Chief Financial Officer & Principal Financial Officer, Bryn Fosburgh, Sector Vice President, Mark Harrington, Sector Vice President, and Dennis Workman, Sector Vice President.

The agreements were amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder. The terms of the agreements are otherwise materially consistent with the prior change in control agreements entered into with Mssrs. Berglund, Bahri, Fosburgh and Workman, which prior form of change in control agreement is filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2004 (the “Prior Change in Control Agreement”).

In addition to the amendments to Mr. Harrington’s agreement described above, Mr. Harrington’s agreement was also amended to provide reimbursement for the cost of up to twelve months’ of lease payments, which amount of reimbursement shall not exceed $26,400, in connection with Mr. Harrington’s residence in Colorado, in the event of a qualifying termination. Except as described herein, the terms of Mr. Harrington’s agreement are materially consistent with the Prior Change in Control Agreement.

Amendment to Letter of Employment.

On December 19, 2008, Trimble Navigation Limited (the “Company”) entered into an amendment to the letter of employment dated March 17, 1999 between the Company and Steven W. Berglund (the “Prior Letter of Employment”). The Prior Letter of Employment was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder. Except as described herein, the terms of Mr. Berglund’s letter of employment are consistent with the Prior Letter of Employment, which is filed as an exhibit to the Company’s Form 10-K for the fiscal year ended January 1, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

TRIMBLE NAVIGATION LIMITED

By:	/s/ James A. Kirkland
Name:	James A. Kirkland
Title:	Vice President
Date:	December 19, 2008